Exhibit 99.1

CONFIDENTIAL

March 6, 2025

VIA E-MAIL

Henry Schein, Inc.

135 Duryea Road

Melville, New York 11747

Attention: Walter Siegel, Kelly Murphy

Email: [*** - personal information]

KKR Hawaii Aggregator L.P.

c/o Kohlberg Kravis Roberts & Co. L.P.

Sand Hill Road, Suite 200

Menlo Park, CA 94025

Attention: Hunter Craig and Max Lin

Email: [*** - personal information]

Re: Strategic Partnership Agreement

Dear Sirs and Madams:

Reference is made to that certain Strategic Partnership Agreement, dated as of January 29, 2025 (as the same may be amended, supplemented or otherwise modified from time to time, the “Agreement”), by and between Henry Schein, Inc., a Delaware corporation (the “Company”), and KKR Hawaii Aggregator L.P. (the “Investor”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. This letter agreement is being executed as of the date first written above and is effective as of February 26, 2025 (the “Effective Date”).

1. The parties agree that, notwithstanding anything in the Agreement to the contrary, the Company shall be permitted to repurchase or reacquire up to 2,800,000 shares of Common Stock in the ordinary course of business between (and including) the Effective Date and the date on which the conditions set forth in Sections 6.01(b) and 6.01(c) of the Agreement shall have been satisfied, pursuant to its existing share repurchase authorization as in effect as of the Effective Date. The Company agrees to provide the Investor, on the date on which the condition set forth in Section 6.01(b) of the Agreement shall have been satisfied, with written notice of the total number of shares of Common Stock (i) issued and outstanding as of the Effective Date and (ii) repurchased since the Effective Date in accordance with the preceding sentence.

2. Except as specifically set forth herein, (i) the execution, delivery and effectiveness of this letter agreement shall not constitute a waiver or amendment of any provision of the Agreement and (ii) all of the terms of the Agreement shall remain unmodified and in full force and effect.

3. Any reference to the Agreement contained in any notice, request, certificate or other document shall be deemed to include this letter agreement.

4. The provisions of Article VIII of the Agreement are hereby incorporated by reference into this letter agreement, mutatis mutandis.

Sincerely,

HENRY SCHEIN, INC.

By:	/s/ Kelly Murphy
Name:	Kelly Murphy
Title:	SVP & General Counsel

Acknowledged and Agreed:

KKR HAWAII AGGREGATOR L.P.

BY: KKR Hawaii Aggregator GP LLC, its general partner

By:	/s/ Max C. Lin
Name:	Max C. Lin
Title:	President

2